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                                                                    EXHIBIT 99.1

                                                       Contact:      Ron Drapeau
                                                                    Brad Holiday
                                                                    Larry Dorman
                                                                  (760) 931-1771


          BANKRUPTCY COURT APPROVES INITIAL BID BY CALLAWAY GOLF TO BUY
             TOP-FLITE ASSETS; SCHEDULE SET FOR OTHER BIDS AND SALE


         CARLSBAD, Calif./ July 23, 2003/ Callaway Golf Company (NYSE:ELY) today announced the U.S. Bankruptcy Court in Wilmington, Delaware, has established a process and a timetable for the sale of substantially all the assets of The Top-Flite Golf Company. Pursuant to the official order approved by the Court at a hearing held today, Callaway Golf's initial bid of $125 million will be the "stalking horse" bid under a process where other qualified bidders will have the opportunity to submit "higher and better" offers.

         Under the Court's approved bidding process, parties interested in submitting a bid must become "qualified" and submit a bid not later than August 27, 2003. Thus far, two parties in addition to Callaway Golf have been officially designated "qualified bidders," and several others have indicated an interest in becoming qualified. Bids must, among other things, provide for an aggregate purchase price of at least $1.0 million over Callaway Golf's bid; be on terms that are not materially more burdensome or conditional than Callaway Golf's bid; and not be conditioned on obtaining financing or the outcome of any due diligence. The breakup fee and expense reimbursement provisions initially proposed as a part of Callaway Golf's bid have been eliminated, and any competing bid must also exclude any request for breakup fee or expense reimbursement. In addition, Top-Flite must determine that a bid submitted by a party other than Callaway Golf would likely be consummated if selected.

         If one or more qualified bids are received by the deadline, then an auction will be held on September 3, 2003. Callaway Golf and any qualified bidder who actually submitted a qualified bid will be permitted to participate in the auction process on that day. Top-Flite will select the best qualified bid presented during the auction. If no qualified bid superior to Callaway Golf's initial bid is received by the bid deadline, then Callaway Golf will be the selected bidder and the auction process will not occur.

         On September 4, 2003, Top-Flite will submit the best bid received during this process to the Bankruptcy Court for approval.

         "We are pleased to complete this important step, permitting us to move closer to obtaining final approval of our bid for the assets of Top-Flite," said Ron Drapeau, Chairman, President and CEO of Callaway Golf. "Not only have we been selected as the lead bidder for Top-Flite in the Section 363 process, but we have also completed the antitrust review process required by the Hart-Scott-Rodino Premerger Notification Act - something that any other bidder would need to complete. We stand ready to close our transaction as soon after Bankruptcy Court approval as reasonably possible."
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         The court rejected a request filed by adidas-Salomon AG to replace
Callaway Golf as the "stalking horse" bidder in the bankruptcy process. That request had been filed after Callaway Golf and Top-Flite had announced their agreement. Adidas-Salomon is the parent company of Taylor Made Golf Company, Inc.

Callaway Golf Company makes and sells Big Bertha(R) Metal Woods and Irons, including Great Big Bertha(R) II Titanium Drivers and Fairway Woods, Big Bertha Steelhead(TM) III Stainless Steel Drivers and Fairway Woods, Hawk Eye VFT Tungsten Injected(TM) Titanium Irons, Big Bertha Stainless Steel Irons, Steelhead X-16(TM) and Steelhead X-16 Pro Series Stainless Steel Irons, and Callaway Golf Forged Wedges. Callaway Golf Company also makes and sells Odyssey(R) Putters, including White Hot(R), TriHot(R), DFX(TM) and Dual Force(R) Putters. Callaway Golf Company makes and sells the Callaway Golf(R) HX(R) Blue and HX Red balls, the CTU 30(R) Blue and CTU 30 Red balls, the HX 2-Piece Blue and HX 2-Piece Red balls, the CB1(R) Blue and CB1 Red balls, and the Warbird(TM) golf balls. For more information about Callaway Golf Company, please visit our Web sites at www.callawaygolf.com and www.odysseygolf.com.